Exhibit 99.1

PRESS RELEASE | January 12, 2022 | NASDAQ:PLL

PIEDMONT LITHIUM ISSUES ECONOMIC IMPACT STUDY
FOR CAROLINA LITHIUM PROJECT

Report Outlines Estimated Financial and Job Creation Impact in Gaston County, North Carolina

January 12, 2022 (Business Wire) – Piedmont Lithium Inc., (“Piedmont” or the “Company”) (NASDAQ: PLL; ASX: PLL), a leading developer of lithium hydroxide production to enable the North American electric vehicle supply chain, today announced results of an Economic Impact Study (EIS) for its proposed Carolina Lithium Project in Gaston County, North Carolina. The report was developed by John E. Connaughton, Ph.D., Professor of Financial Economics at the University of North Carolina-Charlotte. The full report, along with the Executive Summary can be found at https://piedmontlithium.com/piedmont-lithium-issues-economic-impact-study-for-carolina-lithium-project/.

The proposed project will be undertaken by Piedmont Carolina Lithium as a single integrated facility that will include three operations: quarrying, spodumene concentration and by-product processing, and the production of an estimated 30,000 tons of lithium hydroxide from spodumene concentrate on an annual basis. The study was conducted assuming the facility ramps-up operations over a five-year period beginning in 2023. In 2023 the direct output of the project is estimated to be $6,401,995. The total output impact in 2023 (including supplier chain impacts and induced impacts) is estimated at $8,141,774. By year 2027, the direct annual output impact is estimated to be $533,607,785 The total annual output impact in 2027 (including supplier chain impacts and induced impacts) is estimated at $687,844,432.

About Piedmont Lithium

Piedmont Lithium is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. The centerpiece of our operations, located in the renowned Carolina Tin Spodumene Belt of North Carolina, when combined with equally strategic and in-demand mineral resources, and production assets in Quebec, and Ghana, positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. We will also be strategically located to best serve the fast-growing North American electric vehicle supply chain. The unique geology, geography and proximity of our resources, production operations and customer base, will allow us to deliver valuable continuity of supply of a high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most EV manufacturers. Our planned diversified operations should enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. As a member of organizations like the International Responsible Mining Association, and the Zero Emissions Transportation Association, we are committed to protecting and preserving our planet for future generations, and to making economic and social contributions to the communities we serve. For more information, www.piedmontlithium.com.

For further information, contact:

Keith Phillips	Brian Risinger
President & CEO	VP - Investor Relations and Corporate Communications
T: +1 973 809 0505	T: +1 704 910 9688
E: kphillips@piedmontlithium.com	E: brisinger@piedmontlithium.com